Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the captions “Secure Computing Selected Historical Consolidated Financial Data” and “Experts” in the Registration Statement on Form S-4 and related Prospectus of Secure Computing Corporation for the registration of 2,283,572 shares of its common stock and to the incorporation by reference therein of our report dated January 17, 2003, with respect to the consolidated financial statements and schedule of Secure Computing Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Minneapolis, Minnesota

August 7, 2003